EXHIBIT 10.5
February 23, 2011
Michael Hager
1000 Turkey Run Road
McLean, VA 22101

Re:    Restricted Stock Awards
Dear Mike:
Pursuant to the offer letter between you and Peoples Bancorp, Inc. dated January 14, 2011 (“Offer Letter”), you were granted two awards of restricted common shares dated February 1, 2011 (“Restricted Stock”) pursuant to the Peoples Bancorp. Amended and Restated 2006 Equity Plan. The Restricted Stock was evidenced by our standard form of restricted stock award agreement (the “Award Agreement”).
The Offer Letter provides that the Restricted Stock will “vest immediately, if your employment is involuntarily terminated without cause, subject to any provisions of the TARP regulations in effect at [the] time of termination.” We recently discovered that the Award Agreement does not include this vesting provision.
Consistent with the Offer Letter, we are amending the Section 2(C) of the Award Agreement to provide as follows:
“Notwithstanding anything to the contrary in this Section 2(C), in the event that, prior to expiration of the Restriction Period, the Participant is involuntarily terminated without Cause, the Restricted Stock will become full vested as of the date of termination, subject to any limitations imposed by 31 C.F.R. Part 30 as a result of the Company's participation in the Troubled Assets Relief Program created by the Emergency Economic Stabilization Act of 2008, as amended.”
Please indicate your acceptance of this amendment to the Award Agreement by signing and returning a copy of this letter to me at your earliest convenience.
Sincerely,

/s/ CAROL A. SCHNEEBERGER

Carol A. Schneeberger
Executive Vice President, Operation

By signing below, I agree to and accept the amendment to the Award Agreement described above.

AGREED AND ACCEPTED

/s/ MICHAEL HAGER
Michael Hager

Dated:    February 25, 2011